Exhibit 99.1

Miller Corporate Center

For Immediate Release

AVERY DENNISON ANNOUNCES DEFINITIVE AGREEMENT

TO SELL ITS OFFICE AND CONSUMER PRODUCTS

BUSINESS TO 3M FOR $550 MILLION

PASADENA, Calif., January 3, 2012 – Avery Dennison Corporation (NYSE:AVY) today announced that it has signed a definitive agreement to sell its Office and Consumer Products business (“OCP”) to 3M Company (NYSE:MMM) for $550 million in cash. The transaction is subject to customary closing conditions and regulatory approvals.

“The sale of our Office and Consumer Products business to 3M presents the best opportunity to maximize OCP’s value for Avery Dennison’s shareholders, and complements 3M’s global portfolio,” said Dean A. Scarborough, Avery Dennison chairman, president and chief executive officer. “Our industry-leading Pressure-sensitive Materials and Retail Branding and Information Solutions businesses, combined with our strong balance sheet, make us well positioned for profitable growth and increased return of cash to shareholders.”

Avery Dennison intends to use the proceeds from the transaction primarily to reduce debt, make additional pension contributions, and repurchase shares. This transaction will not negatively impact the Company’s common stock dividend.

Avery Dennison’s Office and Consumer Products business is one of the world’s leading suppliers of printable media and other products, with expected sales in 2011 of approximately $765 million; and expected adjusted operating income and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in 2011 of approximately $80 million and $95 million, respectively. These adjusted operating income and EBITDA estimates exclude allocations of general corporate overhead. To reduce costs, and in anticipation of an OCP transaction, Avery Dennison began implementing cost reduction actions as described in the Company’s third quarter 2011 Form 10-Q.

Avery Dennison Corporation’s pro forma sales in 2011, excluding OCP, are expected to be approximately $6 billion. All expectations herein of the performance of OCP and Avery Dennison are as of October 26, 2011, the date that the Company announced its third quarter 2011 results.

The transaction is expected to be completed in the second half of 2012.

J.P. Morgan Securities LLC advised Avery Dennison on the transaction. Latham & Watkins served as Avery Dennison’s legal counsel.

Non-GAAP Financial Measures

Adjusted Operating Income for OCP refers to segment operating income before interest, taxes, restructuring charges, general overhead allocations and transaction costs.

EBITDA for OCP refers to Adjusted Operating Income before depreciation and amortization.

Avery Dennison’s pro forma sales refers to net sales excluding OCP sales, adjusted for the positive impact on net sales from the change from intercompany supply of pressure-sensitive materials to agreed-upon supply of such materials to 3M.

These non-GAAP financial measures are not in accordance with, nor are they a substitute for, the comparable GAAP financial measures. Non-GAAP financial measures exclude the impact of certain events, activities or strategic decisions. The accounting effects of these events, activities or decisions, which are included in the GAAP financial measures, may make it difficult to assess the transaction. By excluding certain accounting effects, both positive and negative, from certain of our GAAP financial measures, we believe that we are providing meaningful supplemental information to facilitate an understanding of the transaction. These non-GAAP financial measures are used internally to evaluate trends in our underlying business, as well as to facilitate comparison to the results of competitors for a single period. While some of the items we exclude from GAAP financial measures may recur, they tend to be disparate in amount, frequency, and timing.

About Avery Dennison

Avery Dennison (NYSE:AVY) helps make brands more inspiring and the world more intelligent. For more than 75 years the company has been a global leader in pressure-sensitive technology and materials, retail branding and information solutions, and organization and identification products for offices and consumers. A FORTUNE 500 company with sales of $6.5 billion in 2010, Avery Dennison is based in Pasadena, California and has employees in over 60 countries. For more information, visit www.averydennison.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but not limited to risks and uncertainties relating to the following: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; (2) the outcome of any legal proceedings that may be instituted against the Company and others following the announcement of the definitive agreement; (3) the inability to complete a transaction due to the failure to satisfy conditions to the transaction; and (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of announcing the transaction.

For a discussion of the risk factors that could affect the Company’s financial performance, see Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s most recent Form 10-K, filed on February 28, 2011, and subsequent quarterly reports on Form 10-Q.

The forward-looking statements included in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

The financial information presented in this press release is preliminary and unaudited.

Avery Dennison Contacts:

Media Relations:

David Frail (626) 304-2014

David.Frail@averydennison.com

Investor Relations:

Eric M. Leeds (626) 304-2029

investorcom@averydennison.com